Exhibit 3(h)

                           EASTGROUP PROPERTIES, INC.

                             ARTICLES SUPPLEMENTARY


     EASTGROUP PROPERTIES, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V Section 3 of the Articles of Incorporation, as amended, of the Corporation, the Board of Directors has duly reclassified 1,725,000 shares of 9.00% Series A Cumulative Redeemable Preferred Stock, par value $.0001 per share, of the Corporation into 1,725,000 shares of Common Stock, par value $.0001 per share, of the Corporation.

     SECOND: The reclassification increases the number of shares classified as Common Stock from 63,555,000 shares immediately prior to the reclassification to 65,280,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as 9.00% Series A Cumulative Redeemable Preferred Stock from 1,725,000 shares immediately prior to the reclassification to no shares immediately after the reclassification.

     THIRD: The terms of the Common Stock as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, are the same, in all respects, as those terms of the Common Stock set forth in the Corporation's Articles of Incorporation, as amended.

     IN WITNESS WHEREOF, EASTGROUP PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on September 4, 2003.

WITNESS:                              EASTGROUP PROPERTIES, INC.


/s/ N. Keith McKey                    By: /s/ David H. Hoster II
--------------------------            ------------------------------
N. Keith McKey, Secretary             David H. Hoster II, President


     THE UNDERSIGNED, President of EASTGROUP PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                      /s/ David H. Hoster II
                                      ------------------------------
                                      David H. Hoster II